Exhibit 6.22

___________________, 2022

Modern Mining Technology Corp. (the “Issuer”)

1500-1055 West Georgia Street

Vancouver, BC V6E 4N7

To: The Board of Directors of the Issuer

From: the undersigned subscriber (the “Subscriber”)

RE:	Consent to Additional Restrictions on Exercise of Warrants

The Subscriber is the registered owner of ________________ common share purchase warrants of the Issuer (each, a “Warrant” and collectively, the “Warrants”) which, when exercised at an exercise price of $0.25 per Warrant in accordance with its terms, entitle the holder to acquire one common share in the capital of the Issuer (each, a “Share” and collectively, the “Shares”). Capitalized terms used but not otherwise defined herein have the meaning ascribed thereto in the underlying subscription agreement dated July 28, 2021 entered into between the Subscriber and the Issuer. The Subscriber hereby consents to the following provision and/or associated restrictive legend to be added to the certificate evidencing the Warrants:

Beneficial Ownership. Notwithstanding anything to the contrary, the rights represented by this Warrant Certificate will not be exercisable by the Subscriber, in whole or in part, and the Issuer will not give effect to any such exercise, if, after giving effect to such exercise, the Subscriber (together with the Subscriber’s affiliates, and any other persons acting as a group together with the Subscriber or any of the Subscriber’s affiliates (such persons, the “Attribution Parties”)) who would in the aggregate beneficially own, or exercise control or direction over that number of voting securities of the Issuer (the “Voting Securities”) which is 4.99% (the “Maximum Percentage”) or greater of the total issued and outstanding Voting Securities, immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Voting Securities beneficially owned by the Subscriber and the Attribution Parties will include the number of Voting Securities held by the Subscriber and all of the Attribution Parties plus the number of Shares issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of Shares which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Subscriber or any of the Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Issuer (including, without limitation, any convertible notes or convertible preferred shares or warrants) beneficially owned by the Subscriber subject to a limitation on conversion or exercise analogous to the limitation contained in this Paragraph. For purposes of this Paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of determining the number of outstanding Shares the Subscriber may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Subscriber may rely on the number of outstanding Voting Securities as reflected in (x) the Issuer’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Issuer or (3) any other written notice by the Issuer or the Issuer’s transfer agent setting forth the number of Voting Securities outstanding (the “Reported Outstanding Voting Securities Number”). If the Issuer receives a Warrant Exercise Form from the Subscriber at a time when the actual number of outstanding Voting Securities of the Issuer is less than the Reported Outstanding Voting Securities Number, the Issuer shall notify the Subscriber in writing of the number of Voting Securities of the Issuer then outstanding and, to the extent that such Warrant Exercise Form would otherwise cause the Subscriber’s beneficial ownership, as determined pursuant to this Paragraph, to exceed the Maximum Percentage, the Subscriber must notify the Issuer of a reduced number of Warrant Shares to be purchased pursuant to such Warrant Exercise Form (the number of shares by which such purchase is reduced, the “Reduction Shares”). For any reason at any time, upon the written or oral request of the Subscriber, the Issuer shall within one (1) business day confirm orally and in writing or by electronic mail to the Subscriber the number of Voting Securities then outstanding. In any case, the number of outstanding Voting Securities shall be determined after giving effect to the conversion or exercise of securities of the Issuer, including this Warrant, by the Subscriber and any of its affiliates since the date as of which the Reported Outstanding Voting Securities Number was reported. In the event that the issuance of Shares to the Subscriber upon exercise of this Warrant results in the Subscriber and its affiliates being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Shares (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Subscriber’s and its affiliates’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Subscriber shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Issuer, the Subscriber may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Issuer and (ii) any such increase or decrease will apply only to the Subscriber and its affiliates. For purposes of clarity, the Shares issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Subscriber for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Warrant pursuant to this Paragraph shall have any effect on the applicability of the provisions of this Paragraph with respect to any subsequent determination of exercisability. The provisions of this Paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Paragraph to the extent necessary to correct this Paragraph or any portion of this Paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Paragraph or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this Paragraph may not be waived and shall apply to a successor Subscriber of this Warrant.

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This amending letter agreement may be executed and delivered in one or more counterparts and may be executed and delivered by facsimile or any other electronically communicated method, each of which when executed and delivered shall be deemed an original and all of which counterparts together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this amending letter agreement as of the date first above written.

If the Subscriber is an individual:

Name of Witness [Please Print]	Name of Subscriber

Signature of Witness	Signature of Subscriber

If the Subscriber is not an individual:

NAME OF CORPORATION:

By:
Name:
Title:

Acknowledged and agreed to by:

MODERN MINING TECHNOLOGY CORP.

By:
Name:
Title: